Exhibit 99.1

Investor Relations/Media Contact: ICR, LLC Brad Cohen bcohen@icrinc.com 212-217-6393

CAPLEASE SELLS COMMON STOCK THROUGH AT-THE-MARKET OFFERING

NEW YORK--(BUSINESS WIRE)—November 30, 2012-- CapLease, Inc. (NYSE: LSE) announced today that it has agreed to a block sale of 5,500,000 shares of its common stock under the at-the-market offering program announced on May 25, 2012. The shares were sold for a price of $4.65 per share and aggregate gross proceeds were $25.6 million. Cantor Fitzgerald & Co. serves as sales agent under the at-the-market offering program.

The Company intends to use the net proceeds from the offering to fund property acquisitions expected to close before year-end and for other general corporate purposes.

A copy of the prospectus for the common stock may be obtained from Cantor Fitzgerald & Co., Attention: Equity Capital Markets, 499 Park Avenue, New York, NY 10022.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the company's common stock nor shall there be any sale of such common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements:

Statements contained in this press release that are not historical facts are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For a detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results, readers should review the company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the company’s other periodic filings with the SEC.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that primarily owns and manages a diversified portfolio of single tenant commercial real estate properties subject to long-term leases to high credit quality tenants.